Exhibit (h)(8)

SEVENTH AMENDMENT TO THE FUND ADMINISTRATION

AND ACCOUNTING SERVICES AGREEMENT

THIS SEVENTH AMENDMENT to the Fund Administration and Accounting Services Agreement (this “Amendment”) is entered into and effective as of November 1, 2024 (the “Effective Date”), by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, acting on its own behalf and on behalf of each of its series listed in Schedule A, and The Northern Trust Company (“Northern”) an Illinois corporation.

WHEREAS, Northern provides certain services to the Company and its Funds pursuant to the Fund Administration and Accounting Services Agreement dated as of June 2, 2010 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Company and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Schedule C (Fund Administration Services Description), Schedule D (Fund Accounting Services) and Schedule E (List of Sub-Contractors or Agents) of the Agreement is amended as of the Effective Date by replacing such schedule in its entirety with the amended Schedules C, D and E attached hereto

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart. Each faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

NTAC: 3NS-20	1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Ryan Bowles
Name: Ryan Bowles
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/ Kelly Reed-Clare
Name: Kelly Reed-Clare
Title: Vice President

NTAC: 3NS-20	2

SCHEDULE C - FUND ADMINISTRATON SERVICES

Northern Trust (“Northern”), as Administrator, shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the Board of Directors of the Company and the review and comment by the Company’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and Northern:

Description of Administration Services on a Continuous Basis:

•	Maintain accurate and complete Board calendars and regulatory filing calendars;

•

Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents: Form N-CSR, Form N-CEN, Form N-PORT, Form N-LIQUID (if applicable) and all amendments to the Registration Statement, including annual updates of the Prospectus(es) and SAI(s) for the series of the Company and any sticker supplements thereto;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

•

Support fund counsel with the preparation and filing with the SEC of proxy statements with the assistance of the Company. Prepare notices of Annual or Special Meetings of Shareholders, with the assistance of the Company;

•	Attend and assist in the conduct of Shareholder Meetings and prepare scripts for and minutes of such meetings;

•	Advise and consult with Adviser on matters pertaining to new fund launches or new share classes, and assist with the deregistration of a fund/class;

•

Prepare and review with Company counsel the agenda and resolutions for all requested Board of Directors and committee meetings, attend meetings as appropriate or requested, make presentations to the Board and committee meetings where appropriate, prepare minutes for Board and committee meetings; prepare Board meeting notices, agendas and materials for quarterly meetings and special meetings.

•	Maintain books and records of the Company and its series as required under Rule 31a-1 of the 1940 Act, as may be mutually agreed upon and maintain copies of the Company’s Charter and By-Laws;

•	Assist the Company in the handling of regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

•	File Fidelity Bonds with the SEC pursuant to Rule 17g-1;

•

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company; take appropriate steps where necessary to amend the services contemplated hereunder to reflect such changes; update the Board and the Investment Adviser on these developments;

•	Maintain Blue Sky registrations and be proactive in monitoring shareholder accounts that fall under state filing exemptions; code the accounts that fall under state exemptions.

•

Monitor the Company’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise the Company and its Adviser of any potential or actual violations;

•

Conduct daily post-trade compliance testing of the Fund(s)’ requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Company;

•	Prepare the Company’s federal and applicable state tax returns and extension requests for review by the Company’s independent accountants;

•	Prepare Form 1099-MISC (for Directors and vendors);

•	Prepare and mail year-end shareholder reporting (1099s for shareholders) to each shareholder of the Company;

•	Compute tax basis provisions for both excise and income tax purposes;

NTAC: 3NS-20	3

•

Prepare annual minimum distribution calculations (income and capital gain) for review and sign off of the Company prior to their declaration; provide no less than three month-end estimates of distribution amounts (e.g., as of August 31, September 30 and October 31) per fund in advance of the final calculations, using equalization in such calculations as directed;

•	Perform initial determination of Passive Foreign Investment Companies (“PFIC”) on foreign securities;

•	Prepare Investment Company Institute (“ICI”) Primary and Secondary Layouts by the industry deadlines, as dictated by the ICI;

•	Coordinate the audit of the Funds’ financial statements by the Company’s independent accountants and provide office facilities for audits as necessary;

•	Prepare and coordinate, with the assistance of the Company, the annual and semi-annual financial statements and quarterly Schedules of Investments to be filed with the SEC;

•

Prepare for review by the designated Officer(s) of the Company annual fund expense budgets, perform accrual analyses and rollforward calculations on a periodic basis and recommend changes to fund expense accruals on a periodic basis;

•

Calculate, for purposes of the payment of routine or fixed expenses, the allocation among applicable Funds. The Administrator processes the payment of these routine or fixed expenses pursuant to a standing instruction.

•

Calculate, for purposes of the payment of variable or extraordinary expenses (e.g., invoices from Fund counsel), the allocation among applicable Funds. Furnish sufficient detail to an authorized person of the Adviser for review and approval of the variable or extraordinary expenses. Process the invoice payment upon receipt of the approval from the authorized person;

•	Calculate and provide income and expense ratios.

•

Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by the Administrator;

•

Authorize borrowing from the Company’s line of credit in the event a Fund is overdrawn (or will be overdrawn), after the Transfer Agent confirms the true position and Northern’s Credit Department and the Adviser have been notified borrowing from the line of credit will occur;

•	Provide qualified individuals to serve as Secretary and Assistant Treasurer of the Company to perform such specific functions as mutually agreed upon from time to time; and

•

In connection with the preparation of the Form N-CSR, prepare and coordinate filing with the SEC of the semi-annual and annual TSRs for each applicable share class in the Funds’ custom template format, inclusive of the required tagging requirements, and facilitate delivery of the TSR output to client or client’s applicable vendor(s) as agreed with the Funds.

NTAC: 3NS-20	4

SCHEDULE D - FUND ACCOUNTING SERVICES

Northern Trust shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the Board of Directors to the Company and the review and comment by the Company’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and Northern Trust:

Description of Accounting Services on a Continuous Basis:

•

Establish the accounting policies of the Company and, in connection therewith, consult with the Company’s officers, independent auditors, legal counsel, custodian, fund accountant, distributor and transfer agent;

•	Maintain the books and records for each Fund’s assets, including records of all securities transactions effected by the Company’s Adviser on behalf of the Company;

•

Calculate each Fund’s Net Asset Value per share per class, utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the Funds’ investment Adviser; deliver NAV to appropriate parties as agreed upon.

•	Price each Funds’ portfolio holdings and liabilities in accordance with the Company’s pricing policy;

•	Reconcile positions, entitlements, accruals and cash with custody records and provide Adviser with cash balances available for investment purposes;

•	Compute, as appropriate, and in consultation with the Funds’ auditors and tax advisors, the net income and capital gains and losses, dividend payables and dividend factors;

•	Compute unrealized gain and loss on securities held by the Funds;

•	Post Fund transactions to appropriate categories to support financial statement presentation;

•	Accrue expenses as established in the expense budget of the Funds and in accordance with the Multiple Class Expense Allocation Plan adopted pursuant to Rule 18f-3, if applicable;

•	Compute outstanding receivable and payable balances for unsettled security trades and unsettled shareholder transactions;

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Compute income and expense accruals. The Company will be responsible for directing Northern Trust with respect to any uncollectible income amounts which should be written off and for approval of expense accrual rates;

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Coordinate with the Company’s independent auditors and provide accounting reports in connection with the Company’s regular annual audit and other routine audits and examinations by regulatory agencies;

•	Maintain historical tax lots for each security; and

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Provide the company on a periodic basis with a schedule setting forth the amounts of tax withheld and the amount of pending tax reclaims in connection with securities transactions in the funds. The Company has sole responsibility for determining the propriety of the withholding taxes payable and the collectability of tax reclaim receivables.

NTAC: 3NS-20	5

SCHEDULE E - LIST OF SUBCONTRACTORS OR AGENTS

•	Northern contracts with Lexis Nexis Risk Solutions to perform monitoring of sales by state, preparation, and submission of state filings, tracking of permit status, renewals and amendments.

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Northern contracts with EY Securities Analyzer Module (“SAM”) to perform key tax adjustments incorporated into the annual income and excise tax provisions as well as into annual shareholder reporting. Northern also contracts with EY PFIC Analyzer to perform initial determination of Passive Foreign Investment Companies (“PFIC”) on foreign securities.

NTAC: 3NS-20	6